Exhibit 5.1
King & Spalding LLP
1180 Peachtree Street N.E.
Atlanta, GA 30309-3521
May 6, 2009
Cousins Properties Incorporated
191 Peachtree Street
Suite 3600
Atlanta, Georgia 30303
     Re: Cousins Properties Incorporated — Registration Statement on Form S-3
Ladies and Gentlemen:
     We have acted as counsel for Cousins Properties Incorporated, a Georgia corporation (the “Company”), in connection with the issuance by the Company of up to 3,000,000 shares of the Company’s common stock (the “Shares”), par value $1.00 per share (the “Common Stock”), to be issued in connection with a dividend (the “Dividend”) declared by the Board of Directors of the Company. The Dividend is payable to holders of record of the Common Stock as of the close of business on May 1, 2009 and is expected to be paid on June 5, 2009 substantially on the terms and in the manner described in the Prospectus Supplement dated as of May 6, 2009 (the “Prospectus Supplement”). The issuance of the Shares is being registered under the Securities Act of 1933, as amended, on a Registration Statement on Form S-3 (No. 333-158234) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on March 27, 2009, which relates to the offering from time to time of certain securities described in the Registration Statement, including the Shares.
     In such capacity, we have examined, and have relied as to matters of fact upon, original, certified, conformed or photographic copies of such corporate records of the Company, such other agreements and instruments, such certificates of public officials, officers of the Company and other persons, and such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. In such examination we have assumed the genuineness of all signatures on all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies, and, as to certificates of public officials, we have assumed the same to be accurate and to have been given properly.

Cousins Properties Incorporated
May 6, 2009

     The opinions expressed herein are limited in all respects to the federal laws of the United States of America and the laws of the State of Georgia, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. The opinions expressed herein are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.
     Based upon the foregoing, and subject to the other limitations and qualifications set forth herein, we are of the opinion that the Shares have been duly authorized and, upon issuance of the Shares pursuant to the Dividend, will be validly issued, fully paid and non-assessable.
     This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This opinion may not be furnished to or relied upon by any person or entity for any purpose without our prior written consent.
     We hereby consent to the filing of this opinion as an Exhibit to the Company’s Current Report on Form 8-K to be filed with the Commission on or about May 6, 2009, which will be incorporated by reference in the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement related to the Shares.
Very truly yours,
/s/ King & Spalding LLP
King & Spalding LLP